Exhibit 10.1

ICU MEDICAL, INC.
EXECUTIVE SEVERANCE PLAN

ICU Medical, Inc., a Delaware corporation (the “Company”), has adopted this ICU Medical, Inc. Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below

1.1    “Base Compensation” means the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination, disregarding any reduction which gives rise to Good Reason.

1.2    “Board” means the Board of Directors of the Company.

1.3    “Cash Bonus Severance” means the pro-rated bonus portion of a Participant’s Cash Severance, determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.

1.4    “Cash Salary Severance” means the portion of a Participant’s Cash Severance that is based on the Participant’s Base Compensation and, in connection with a CIC Termination, Target Incentive Compensation, determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.

1.5    “Cash Severance” shall have the meaning set forth in Section 4.2(a) hereof.

1.6    “Cause” means (a) the Participant’s intentional, willful and continuous failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Participant gives notice of termination for Good Reason), which failure is materially and demonstrably injurious to the Company, and which failure is not cured within 30 days after a written demand for substantial performance is received by the Participant from the Administrator which specifically identifies the manner in which the Administrator believes the Participant has not substantially performed the Participant’s duties; (b) the Participant’s intentional and willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or is intended to result in substantial personal enrichment; or (c) the Participant’s conviction for a felony or the Participant’s plea of nolo contendere in connection with a felony indictment. For purposes of this definition, no act or failure to act by the Participant shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

1.7    “Change in Control” means:

(a)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change in Control: (i) any acquisition from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with all of clauses (i), (ii) and (iii) of subsection (c) of this section; or

(b)individuals who, as of the date hereof, constitute the members of the Board (the “Incumbent Directors”) ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors then in office shall be deemed to be an Incumbent Director (except that this proviso shall not apply to any individual whose initial election as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

(c)the consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries)(such resulting or acquiring corporation is referred to as the “Acquiring Corporation”) in substantially the same proportions, relative to one another, as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding voting securities of such corporation (except to the extent that such ownership existed prior to the Business Combination) and (iii) a majority of the members of the board of directors of the Acquiring Corporation were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.8    “CIC Protection Period” means the period beginning on and including sixty days prior to the date of a Change in Control and ending on and including the one-year anniversary of the date of a Change in Control.

1.9    “CIC Termination” means a Qualifying Termination which occurs during the CIC Protection Period.

1.10    “Claimant” shall have the meaning set forth in Section 11.1 hereof.

1.11    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.12    “COBRA Period” means the number of months during which the Participant is entitled to COBRA Premium Payments, determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.

1.13    “COBRA Premium Payment” shall have the meaning set forth in Section 4.2(b) hereof.

1.14    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.15    “Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

1.16    “Date of Termination” means the effective date of the termination of the Participant’s employment.

1.17    “Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its subsidiaries.

1.18    “Equity Award Treatment” shall have the meaning set forth in Section 4.3 hereof.

1.19    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.20    “Excise Tax” shall have the meaning set forth in Section 7.1 hereof.

1.21    “Good Reason” means the occurrence, without the Participant’s written consent, of any of the events or circumstances set forth in clauses (a) through (c) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 60 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such event or circumstance within 30 days following the Company’s receipt of such notice and (3) the effective date of the Participant’s Date of Termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period; provided, however, that such right of correction by the Company shall only apply to the first notice of Good Reason given by the Participant. In addition, notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance is applied by the Company to a group of similarly situated employees to the Participant in order to accommodate changes to the national and/or global economic setting or to accommodate regulatory and/or statutory changes:

(a)    any significant diminution in the Participant’s duties, responsibilities or authority in effect immediately prior to, with respect to (i) a Qualifying Termination that is not a CIC Termination, such reduction, and (ii) a CIC Termination, the earliest to occur of (A) a Change in Control, (B) the date of the execution by the Company of the initial written agreement or instrument providing for a Change in Control or (C) the date of the adoption by the Board of a resolution providing for a Change in Control (with the earliest to occur of such dates referred to as the “Measurement Date”);

(b)    a material reduction in the Participant’s annual base salary; or

(c)    a material change by the Company in the location at which the Participant’s performs the Participant’s principal duties for the Company to a new location that is either (i) outside a radius of 50 miles from the Participant’s principal residence immediately prior to the Measurement Date or (ii) more than 50 miles from the location at which the Participant performs his or her principal duties for the Company as of the date hereof (with respect to a Qualifying Termination) or as of immediately prior to the Measurement Date (with respect to a CIC Termination).

The Participant’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental illness.
1.22    “Independent Advisors” shall have the meaning set forth in Section 7.2 hereof.

1.23    “Participant” means each Employee who is selected by the Administrator (or designee thereof in accordance with Section 4 hereof) to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with Section 13.2 hereof, other than any Employee who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a subsidiary that provides for cash severance or termination benefits. For avoidance of doubt, retention bonus payments, change in control bonus payments and other similar payments shall not constitute “cash severance” for purposes of this definition.

1.24    “Participation Notice” shall have the meaning set forth in Section 13.2 hereof.

1.25    “Qualifying Termination” means a termination of the Participant’s employment with the Company or a subsidiary, as applicable, by the Company or a subsidiary, as applicable, without Cause, or by the Participant for Good Reason. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination (a) if such Participant is offered and/or accepts a comparable employment position with the Company or any subsidiary, or (b) if in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any subsidiary, such Participant is offered and accepts a comparable employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or disability.

1.26    “Release” shall have the meaning set forth in Section 4.4 hereof.

1.27    “Severance Benefits” means, collectively, the Cash Severance, the COBRA Premium Payments, and, if applicable, the Equity Award Treatment to which a Participant may become entitled pursuant to the Plan.

1.28    “Target Incentive Compensation” means the Participant’s target annual cash performance bonus, if any, for the year in which the Date of Termination occurs. For the avoidance of doubt, with respect to any Participant who is not eligible to receive an annual bonus as part of his or her annual compensation, such Participant’s Target Incentive Compensation shall be equal to zero.

1.29    “Time-Based Equity Award” means a Company equity-based award which vests based solely on the Participant’s continued service with the Company or any subsidiary or the lapse of time.

1.30    “Total Payments” shall have the meaning set forth in Section 7.1 hereof.

2.    Effectiveness of the Plan; Notification. The Plan shall become effective on January 1, 2017. In the event that a Change in Control does not occur on or prior to December 31, 2019, the Plan shall thereupon automatically terminate and have no force or effect. In the event that a Change in Control occurs on or prior to December 31, 2019, then the Plan shall automatically terminate on the later of December 31, 2019 and the date on which all Participants who are eligible to receive Severance Benefits pursuant to the Plan have received each such payments and/or benefits in accordance with the Plan. The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan.

3.    Administration. Subject to Section 13.4 hereof, the Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate other than to any Participant in the Plan. All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

4.    Severance Benefits.

4.1    Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Plan.

4.2    Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination (other than a CIC Termination), then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to the Participant the following Severance Benefits:

(a)    Cash Severance Payment. The Company shall pay to the Participant a lump-sum cash payment in an amount equal to the amount determined in accordance with Exhibit A attached hereto (the “Cash Severance”). Subject to Section 6.2 hereof, the Cash Salary Severance (as set forth on Exhibit A) shall be paid to the Participant on the 60th day following the Date of Termination; provided, however, that if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, the Cash Salary Severance shall be paid in the second such calendar year. The Cash Bonus Severance (as set forth on Exhibit A) shall be paid to the Participant in a lump-sum cash payment on the date on which annual bonuses are paid to the Company’s similarly-situated employees generally for the year of termination, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Company in its sole discretion.

(b)    Continued Health Benefits. Subject to the requirements of the Code, if the Participant properly elects health care continuation coverage under the Company’s group health plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the COBRA premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Date of Termination) until the earlier of the end of the month during which the Participant’s COBRA Period, determined in accordance with Exhibit A attached hereto, ends or the date the Participant becomes eligible for healthcare coverage under a subsequent employer’s health plan (the “COBRA Premium Payment”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

4.3    CIC Termination Payment. In the event that a Participant experiences a CIC Termination, then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, then (a) the Company shall pay or provide to the Participant, as applicable, the Severance Benefits set forth in Sections 4.2(a) and (b) hereof; provided, however, that the amount of the Cash Salary Severance and the COBRA Period shall be determined in accordance with Exhibit B attached hereto (instead of in accordance with Exhibit A) and (b) each outstanding Time-Based Equity Award held by the Participant as of his or her Date of Termination shall vest in full and as applicable, become exercisable upon the later of the effectiveness of the Release and as of immediately prior to the consummation of a Change in Control (the “Equity Award Treatment”). Each outstanding Company equity-based award held by the Participant as of his or her Date of Termination that is not a Time-Based Equity Award shall be treated in accordance with the applicable award agreement.

4.4    Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims in a form prescribed by the Company (the “Release”) within 21 days (or 45 days if necessary to comply with applicable law) after the Date of Termination and, if he or she is entitled to a seven day post-signing revocation period under applicable law, does not revoke such Release during such seven day period.

5.    Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

6.    Section 409A.

6.1    General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

6.2    Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

6.3    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

6.4    Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.5    Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.    Limitation on Payments.

7.1    Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the Cash Severance Benefits under the Plan shall first be reduced, and any noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

7.2    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

8.    No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.

9.    Successors.

9.1    Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

9.2    Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

10.    Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company or to such other address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

11.    Claims Procedure; Arbitration.

11.1    Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.

11.2    Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit C attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

12.    Restrictive Covenants.

12.1    Non-Solicitation. With respect to any Participant, while employed by the Company and, for a period of 18 months after the Date of Termination (with respect to a termination of employment for any reason), such Participant shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to any member of the Company and its subsidiaries and affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. In addition, during such Participant’s employment with the Company and thereafter, the Participant shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

12.2    Relief. In recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Participant of his or her obligations under Section 12.1 hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Participant acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Participant.

13.    Miscellaneous.

13.1    Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Plan are not intended to duplicate any other severance benefits payable to a Participant by the Company. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that, except to the extent provided in Section 4.3 hereof with respect to Equity Award Treatment, any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant.

13.2    Participation Notices. The Administrator shall have the authority, in its sole discretion, to select Employees to participate in the Plan and to provide written notice to any such Employee that he or she is a Participant in, and eligible to receive Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to his or her termination of employment.

13.3    No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

13.4    Termination and Amendment of Plan. Prior to the consummation of a Change in Control, the Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination. In addition, for a period of one year from and after the consummation of a Change in Control, the Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination. After the expiration of such one-year period, and subject to Section 2 hereof, the Plan may again be amended or terminated by the Administrator at any time and from time to time, in its sole discretion (provided, that no such amendment or termination shall adversely affect the rights of any Participant who has experienced a Qualifying Termination on or prior to such amendment or termination).

13.5    Participant Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

13.6    Survival. Section 12 (Restrictive Covenants) and Section 13.5 (Participant Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.

13.7    Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.

13.8    Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

13.9    Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

13.10    Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of California, excluding any that mandate the use of another jurisdiction’s laws, will apply.

13.11    Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

13.12    Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

13.13    Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

13.14    Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Compensation Committee of the Board of Directors of ICU Medical, Inc. on December 30, 2016.

Signature:	/s/Virginia Sanzone
Name:	Virginia Sanzone
Title:	Vice President and General Counsel

S-1

EXHIBIT A
CALCULATION OF NON-CHANGE IN CONTROL SEVERANCE AMOUNTS

Tier 1	Cash Severance Calculation	COBRA Period
1. Cash Salary Severance: 12 months of Base Compensation

2. Cash Bonus Severance: Pro-rated annual cash performance bonus for year of Qualifying Termination, based on the achievement of applicable performance goals or objectives, pro-rated based on the number of days during such year that the Participant was employed
12 months

Exh. A-1

EXHIBIT B
CALCULATION OF CHANGE IN CONTROL SEVERANCE AMOUNTS

Tier 1	Cash Severance Calculation	COBRA Period
1. Cash Salary Severance:

a. 18 months of Base Compensation, plus

b. 150% Target Incentive Compensation, if any

2. Cash Bonus Severance: Pro-rated annual cash performance bonus for year of CIC Termination, based on the achievement of applicable performance goals or objectives, pro-rated based on the number of days during such year that the Participant was employed
18 months

Exh. B-1

EXHIBIT C
DETAILED CLAIMS PROCEDURES

1.    Initial Claims. All claims will be presented to the Administrator in writing. Within 90 days after receiving a claim, a claims official appointed by the Administrator will consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage will be treated as having been irrevocably waived.
2.    Claims Decisions. If the claim is granted, the benefits or relief the Claimant seeks will be provided. If the claim is wholly or partially denied, the claims official will, within 90 days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.
3.    Appeals of Denied Claims. Each Claimant will have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues, comments and documents in writing relating to the claim. The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, will be treated as having been irrevocably waived.
4.    Appeals Decisions. The decision by the appeals official will be made not later than 60 days after the written appeal is received by the Administrator, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than 120 days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision will be in writing, will be set forth in a manner calculated to be understood by the Claimant, and will include specific reasons for the decision, specific references to the provisions on which the decision is based, if applicable, a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.
5.    Procedures. The Administrator will adopt procedures by which initial claims will be considered and appeals will be resolved; different procedures may be established for different claims. All procedures will be designed to afford a Claimant full and fair consideration of his or her claim.

Exh. C-1

The procedures set forth herein are intended to comply with United States Department of Labor Regulation Section 2560.503‑1 and should be construed in accordance with such regulation. In no event shall the foregoing claims procedure be interpreted as expanding the rights of any Participant beyond what is required by United States Department of Labor Regulation Section 2560.503‑1.

Exh. C-2